Exhibit 99.1

EVERI REPORTS 2017 SECOND QUARTER RESULTS

Q2 Revenues of $242.2 Million, Net Loss of $19.1 Million, Inclusive of a $14.6 Million Loss on Extinguishment of Debt, and Adjusted EBITDA of $54.1 Million

Raises Full Year Adjusted EBITDA Guidance Range to $209 Million - $212 Million

Las Vegas, NV – August 8, 2017 – Everi Holdings Inc. (NYSE:EVRI) (“Everi” or the “Company”) today reported financial results for the second quarter ended June 30, 2017 as summarized in the table below.

Consolidated Full Quarter Comparative Results (unaudited)

	Three Months Ended	Three Months Ended
	June 30, 2017	June 30, 2016
	(in millions, except per share amounts)

Revenues	$242.2	$214.0

Operating income (1)	$21.3	$6.1

Net loss (1)(2)	$(19.1)	$(10.8)

Net loss per diluted share (1)(2)	$(0.29)	$(0.16)

Diluted shares outstanding	66.4	66.0

Adjusted EBITDA (3)	$54.1	$51.2

(1)

Operating income, net loss, and net loss per diluted share for the three months ended June 30, 2016 includes a  $4.3 million write-down of a note receivable and warrant and a $0.9 million loss on the sale of an aircraft.

(2)

Net loss, and net loss per diluted share for the three months ended June 30, 2017 includes a  $14.6 million loss on the extinguishment of debt incurred in connection with the Company’s refinancing of its First Lien Term Loan and Senior Secured Notes (the “Former Credit Facility”) in May 2017.

(3)	For a reconciliation of net loss to Adjusted EBITDA, see the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release.

Michael Rumbolz, President and Chief Executive Officer of Everi, commented, “Momentum in our business continues to build following our implementation of a range of strategic and operational initiatives early in 2016.  Our progress includes a respective 13% and 6% year-over-year increase in revenue and Adjusted EBITDA in the second quarter of 2017 as well as a  14% increase in revenue and 12% increase in Adjusted EBITDA for the first half of 2017 compared to the first half of 2016.  We are seeing strength across our Payments and Games segments as our commitment to continued product innovation has led to a more robust portfolio of solutions that address our customers’ cash access and gaming entertainment needs, which in turn is delivering improved market share for both businesses.  Reflecting the continued momentum in our business and strength of operating results in the first half of 2017, we are raising our outlook for full year Adjusted EBITDA to a new range of $209 million to $212 million.

“Our Payments segment had another very strong quarter as we continue to benefit from a broad range of growth drivers. These include positive macroeconomic trends and regional gaming revenue growth, which are helping to drive same-store improvements in cash access transactions and cash to the floor.  In addition, our industry-leading portfolio of comprehensive solutions and commitment to customer service are catalysts for our ability to secure business at new casinos, our continued success with competitive takeouts, and the strong growth in compliance solutions sales.  As the clear industry leader with the best and most comprehensive portfolio of solutions, our Payments segment is positioned to continue to grow going forward.

“In our Games segment, we continue to expand our capabilities as a full-service gaming equipment provider which is helping to increase our quarterly ship share of units sold and is also mitigating the impact to our gaming operations from removals of older third-party Class III units from our installed base.  We continue to benefit from the ongoing introduction of newer offerings, including our new wide-area progressive and other premium games for our installed base.  These new offerings are expected to help return quarterly sequential growth to our installed base unit count and also generate improved yield from these games.  As a result, we expect gaming operations revenue for the second half of 2017 to improve over the first half of the year.  In addition, we recently signed an agreement with our largest customer in Oklahoma that covers placement of approximately 4,300 units at their facilities for just under seven years, providing a foundation of stability for our installed base and greater visibility for a significant source of long-term recurring revenue and Adjusted EBITDA. Our Games segment is well positioned to grow annual unit sales as well as installed base placements and yield going forward.”

Mr. Rumbolz concluded, “We also completed the refinancing of a significant portion of our debt in the second quarter which supports our goal of improving free cash flow that can be deployed for deleveraging activities.  We continue to monitor the debt markets and the trading of our debt with a goal of further reducing interest costs if such opportunities become available. Overall, Everi is well positioned to achieve additional success going forward as we benefit from growth drivers for both our Games and Payments segments as well as from our improved financial flexibility.”

Second Quarter 2017 Results Overview

Revenues for the second quarter of 2017 increased 13.2% to $242.2 million from $214.0 million in the second quarter of 2016.  Games and Payments segment revenues were $55.1 million and $187.1 million, respectively, for the second quarter of 2017.  The Company reported operating income of $21.3 million for the second quarter of 2017 compared to operating income of $6.1 million in the prior-year period.  Operating income for the three months ended June 30, 2016 included a $4.3 million write-down of a note receivable and warrant and a $0.9 million loss related to the sale of an aircraft originally acquired in late 2015.

The Company recorded a loss before income tax of $17.2 million in the second quarter of 2017 compared to a loss before income tax of $18.7 million in the second quarter of 2016.  Net loss for the second quarter of 2017 was $19.1 million compared to a net loss of $10.8 million in the prior-year period. Diluted loss per share was $0.29 in the second quarter of 2017 compared to a diluted loss per share of $0.16 in the prior-year period.  Net loss before income tax and net loss for the three months ended June 30, 2017 included a $14.6 million loss on early extinguishment of debt related to the Company’s refinancing of its Former Credit Facility.

Adjusted EBITDA for the second quarter of 2017 increased $2.9 million, or approximately 6%, to $54.1 million compared to $51.2 million in the second quarter of 2016.  Games and Payments segment Adjusted EBITDA for the three months ended June 30, 2017 was $29.2 million and $24.9 million, respectively.  Adjusted EBITDA for the three months ended June 30, 2016 was comprised of $30.0 million and $21.2 million from the Games and Payments segments, respectively.

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended	Three Months Ended
	June 30, 2017	June 30, 2016
	(in millions, except unit amounts and prices)

Revenues	$55.1	$54.3

Operating income (loss) (1)	$2.7	$(7.2)

Adjusted EBITDA (2)	$29.2	$30.0

Unit sales:
Units sold	886	819
Average sales price ("ASP")	$17,613	$17,722

Gaming operations installed base:
Average units installed during period:
Average units installed	12,958	13,013
Approximate daily win per unit	$27.07	$28.22

Units installed at end of period:
Class II	8,701	7,762
Class III	4,241	5,417
Total installed base	12,942	13,179

Installed base - Oklahoma	6,734	7,273
Installed base - non-Oklahoma	6,208	5,906
Total installed base	12,942	13,179

Premium units	2,049	1,772

(1)	Operating loss for the three months ended June 30, 2016 includes a $4.3 million write-down of a note receivable and warrant.
(2)	For a reconciliation of net loss to Adjusted EBITDA, see the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release.

2017 Second Quarter Games Segment Highlights and Recent Developments:

•	Revenues increased approximately 1.5% to $55.1 million in the second quarter of 2017 compared to $54.3 million in the second quarter of 2016.

•

Revenues from gaming operations were $37.5 million in the second quarter of 2017 compared to $38.8 million in the prior-year period primarily reflecting a year-over-year decline in estimated daily win per unit (“DWPU”).

•

The installed base at June 30, 2017 was 12,942 units, which represents a year-over-year decline of 237 units net of the removal of 1,115 third-party Class III units from the installed base since June 30, 2016.  The 80 unit quarterly sequential decline in the installed base includes the removal of 248 third-party Class III units.

•

Estimated DWPU was $27.07 during the second quarter of 2017 compared to $28.22 in the prior-year period reflecting, in part, the impact of the removals of higher-performing third-party Class III units from the installed base.

•	Revenues from the New York Lottery business were $4.7 million in both the second quarter of 2017 and 2016.

•

The Company generated revenues of $17.6 million in the second quarter of 2017 from the sale of 886 gaming units.  In the prior-year period, the Company generated revenues of $15.5 million from the sale of 819 gaming units.

•

Everi recently entered into an agreement (the “Player Station Agreement”) with its largest customer in Oklahoma pursuant to which the Company has consolidated and replaced prior placement fee arrangements with this customer covering approximately 4,300 Class II units in its installed base for a period of 83 months from the effective date in mid-July 2017.  Under the terms of the Player Station Agreement, the Company made a $10.0 million cash payment in August of 2017, and will pay approximately $5.6 million per quarter in placement fees, beginning in January 2018 and ending in July 2019.

•

Payments Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended	Three Months Ended
	June 30, 2017	June 30, 2016
	(in millions, unless otherwise noted)

Revenues	$187.1	$159.7

Operating income (1)	$18.6	$13.3

Adjusted EBITDA (2)	$24.9	$21.2

Aggregate dollar amount processed (in billions):
Cash advance	$1.5	$1.3
ATM	$4.4	$3.7
Check warranty	$0.3	$0.3

Number of transactions completed (in millions):
Cash advance	2.4	2.2
ATM	21.3	18.5
Check warranty	0.9	0.9

(1)	Operating income for the three months ended June 30, 2016 includes a $0.9 million loss related to the sale of an aircraft.
(2)	For a reconciliation of net loss to Adjusted EBITDA, see the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release.

2017 Second Quarter Payments Segment Highlights:

•

Revenues increased approximately 17.2% to $187.1 million in the second quarter of 2017 compared to $159.7 million in the prior-year period.  The growth was fairly broad-based across the Payments segment and included growth in core cash access revenue as a result of same store transaction and dollars processed increases, surcharge and service fee increases implemented by our customers, new customer wins occurring since the second quarter of 2016 and in early 2017 which include new casino openings and competitive takeouts, the expansion of ATM services into Canada, and increases in Everi Compliance revenue.

•	Cash advance revenues increased approximately 18.8% to $70.8 million in the second quarter of 2017 compared to $59.6 million in the prior-year period.

•	ATM revenues increased approximately 18.1% to $99.2 million in the second quarter of 2017 compared to $84.0 million in the prior-year period.

•	Check services revenues increased approximately 1.9% to $5.4 million in the second quarter of 2017 compared to $5.3 million in the prior-year period.

•

Other revenues increased approximately 7.3% to $11.7 million in the second quarter of 2017 compared to $10.9 million in the prior-year period.  The increase was primarily related to increased revenue from Everi Compliance.  Revenue from Everi Compliance increased 52% in the first half of 2017 compared to the first half of 2016.

Updated 2017 Outlook

Everi today updated its forecast for 2017 financial and operational metrics.  The Company raised its expectations for 2017 full year Adjusted EBITDA to a new range of $209 million to $212 million.  The updated outlook reflects the following key assumptions:

•

The Company continues to expect that full year unit sales for the Games segment will increase approximately 12% to 15% from the 2,954 units sold in 2016.  Unit sales for the second half of 2017 are expected to be less than the 1,703 units sold in the second half of 2016 as unit sales in the second half of 2016 benefited from 200 units sold to the Alberta Gaming and Liquor Commission (the Company’s largest ever quarterly unit sale to a single customer) in the third quarter of 2016, as well as from a solid level of unit sales to several new casinos that opened in the second half of 2016 with no comparable level of new casino openings expected in the second half of 2017.

•

The installed base for the Games segment at December 31, 2017 is expected to be higher than the reported installed base at December 31, 2016.  The Company expects to benefit from the continued rollout of its Jackpot Lockdown™ Class II wide-area progressive (“WAP”) product, which includes the introduction of two Class II video reel games featuring Casablanca™ and Penn & Teller™, as well as from new premium licensed brands that will be introduced over the remainder of 2017.  This growth in the installed base over the balance of 2017 includes the expectation that the Company’s remaining third-party Class III units will not change materially throughout the rest of the year and that an estimated 200 Class II units will be removed from certain tribal customer facilities due to changes in tribal gaming compacts with the State of California over the remainder of the year.

•

Based on the expected growth in the Company’s installed base in the third and fourth quarters of 2017, the expected growth in placements of higher performing WAP and other premium units, and the lessening impact from removals of higher performing third-party Class III units than in prior periods, the Company expects an improvement in the DWPU performance in the second half of 2017 and believes revenue from the installed base portion of gaming operations in the second half of 2017 will exceed the installed base revenue generated in the first half of 2017.

•

Quarterly revenue and Adjusted EBITDA for the Company’s Payments segment is expected to grow year over year for the balance of 2017.  The Company expects growth in Payments segment revenues in the mid-single digits and growth in Adjusted EBITDA in the low single digits compared to the second half of 2016, assuming a sustained performance in the gaming industry and United States economy as a whole.  These growth percentages also reflect several new casino wins in the second half of 2016 that have their first anniversary of service in the second half of 2017.

•

Revenue from kiosk sales and service and compliance products are expected to be lower in the second half of 2017 as compared to 2016, and is reflected in the overall Payments revenue and Adjusted EBITDA growth discussed above.

•

Capital expenditures in 2017 are expected to be between $95 million and $105 million, which now includes $10.0 million of additional placement fee payments made in the third quarter of 2017 related to the new Player Station Agreement.

•	Depreciation expense is expected to be between $44 million and $46 million.

•

Amortization expense is expected to decline significantly from the $94.6 million reported in 2016 to between $69 million and $71 million.  This reduction is the result of certain intangible assets that were recorded as part of the Company’s purchase price allocation from the merger of Everi and Everi Games Holding Inc. becoming fully amortized in 2016.

•

Interest expense is estimated to be between $95 million and $97 million, inclusive of Vault Cash interest expense of between $4 million and $5 million and non-cash amortization of debt issuance costs of approximately $6 million for 2017.

•	The Company expects to record a provision for income tax of between $4 million and $5 million for 2017, which includes cash tax payments of between $2 million and $3 million.

For a reconciliation of projected net loss to projected Adjusted EBITDA, see Reconciliation of Projected Net Loss to Projected EBITDA and Projected Adjusted EBITDA provided at the end of this release.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss its 2017 second quarter results today at 5:00 p.m. ET.  The conference call may be accessed live over the phone by dialing (888) 505-4369 or for international callers by dialing (719) 884-1604.  A replay will be available beginning at 8:00 p.m. ET today and may be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the PIN number is 1637941.  The replay will be available until August 15, 2017. The call will be webcast live from the Company’s website at www.everi.com (select “Investors” followed by “Events & Presentations”).

Non-GAAP Financial Information

In order to enhance investor understanding of the underlying trends in our business, our cash balance and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Adjusted EBITDA Margin, net cash position and net cash available, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, these measures should not be considered in isolation or as a substitute for, and should be read in conjunction with, our (i) net earnings (loss), operating income (loss), basic or diluted earnings (loss) per share and cash flow data prepared in accordance with GAAP, with respect to Adjusted EBITDA and Adjusted EBITDA Margin, and (ii) cash and cash equivalents prepared in accordance with GAAP, with respect to net cash position and net cash available.

We define Adjusted EBITDA as earnings (loss) before interest, taxes, loss on extinguishment of debt, depreciation and amortization, non-cash stock compensation expense, accretion of contract rights, separation costs related to the Company’s former CEO, write-down of note receivable and warrant, and loss on sale of the aircraft. We present Adjusted EBITDA as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our current credit facility and existing senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenues.

A reconciliation of the Company’s net loss per GAAP to Adjusted EBITDA and Adjusted EBITDA Margin is included in the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release. Additionally, a reconciliation of each segment’s operating income (loss) to Adjusted EBITDA is also included. On a segment level, operating income (loss) per GAAP, rather than net earnings (loss) per GAAP, is reconciled to Adjusted EBITDA as the Company does not report net earnings (loss) by segment. In addition, Adjusted EBITDA Margin is provided on a segment level. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.

We define (i) net cash position as cash and cash equivalents plus settlement receivables less settlement liabilities and (ii) net cash available as net cash position plus undrawn amounts available under our revolving credit facility. We present net cash position because our cash position, as measured by cash and cash equivalents, depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities.  We present net cash available as management monitors this amount in connection with its forecasting of cash flows and future cash requirements.

A reconciliation of the Company’s cash and cash equivalents per GAAP to net cash position and net cash available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” or “will” and similar expressions to identify forward-looking statements. Examples of forward-looking statements include, among others, statements the Company makes regarding its ability continue building business momentum; continue product innovation; secure business at new casinos; continue with successful competitive takeouts; expand its capabilities as a full-service gaming equipment provider and introduce newer offerings; continue to grow both its Games and Payments segments; improve free cash flow that can be deployed for deleveraging activities; reduce its interest costs, and its guidance related to 2017 financial and operational metrics, including Adjusted EBITDA, unit sales, the installed base size and placements of Class II and Class III content for the Games segment, DWPU metric, revenue and anticipated levels of capital expenditures, depreciation expense, amortization expense, cash interest expense and tax provision including payments for cash taxes.

The forward-looking statements in this press release are subject to additional risks and uncertainties, including those set forth under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the “SEC”), including, without limitation, our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 14, 2017 and subsequent periodic reports, and are based on information available to us on the date hereof.

These cautionary statements qualify our forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement contained herein speaks only as of the date on which it is made, and we do not intend, and assume no obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release should be read in conjunction with our most recent reports on Form 10-K and Form 10-Q, and the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

About Everi

Everi is dedicated to providing video and mechanical reel gaming content and technology solutions, integrated gaming payments solutions and compliance and efficiency software. Everi Games provides: (a) comprehensive content, electronic gaming units and systems for Native American and commercial casinos, including both Wide-Area Progressive systems and the award winning TournEvent® slot tournament solution; and (b) the central determinant system for the video lottery terminals installed in the State of New York. Everi Payments provides: (a) access to cash at gaming facilities via Automated Teller Machine cash withdrawals, credit card cash access transactions, point of sale debit card transactions, and check verification and warranty services; (b) fully integrated gaming industry kiosks that provide cash access and related services; (c) products and services that improve credit decision making, automate cashier operations and enhance patron marketing activities for gaming establishments; (d) compliance, audit and data solutions; and (e) online payment processing solutions for gaming operators in states that offer intrastate, Internet-based gaming and lottery activities.

Contacts

Investor Relations

Richard Land, James Leahy

JCIR

212-835-8500 or evri@jcir.com

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

(In thousands, except loss per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues
Games	$55,104	$54,264	$110,380	$102,442
Payments	187,126	159,736	369,387	317,327
Total revenues	242,230	214,000	479,767	419,769
Costs and expenses
Games cost of revenue (exclusive of depreciation and amortization)	13,239	12,968	25,683	21,404
Payments cost of revenue (exclusive of depreciation and amortization)	145,467	123,498	286,266	246,155
Operating expenses	28,779	30,733	57,772	60,738
Research and development	4,618	4,671	9,161	10,040
Depreciation	11,396	12,470	22,226	24,805
Amortization	17,439	23,600	34,764	46,783
Total costs and expenses	220,938	207,940	435,872	409,925
Operating income	21,292	6,060	43,895	9,844
Other expenses
Interest expense, net of interest income	23,881	24,742	48,938	49,734
Loss on extinguishment of debt	14,615	—	14,615	—
Total other expenses	38,496	24,742	63,553	49,734
Loss before income tax	(17,204)	(18,682)	(19,658)	(39,890)
Income tax provision (benefit)	1,853	(7,886)	2,907	(15,942)
Net loss	(19,057)	(10,796)	(22,565)	(23,948)
Foreign currency translation	836	(435)	1,108	(920)
Comprehensive loss	$(18,221)	$(11,231)	$(21,457)	$(24,868)
Loss per share
Basic	$(0.29)	$(0.16)	$(0.34)	$(0.36)
Diluted	$(0.29)	$(0.16)	$(0.34)	$(0.36)
Weighted average common shares outstanding
Basic	66,350	66,041	66,221	66,038
Diluted	66,350	66,041	66,221	66,038

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities
Net loss	$(22,565)	$(23,948)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	56,990	71,588
Amortization of financing costs	3,186	3,349
Loss on sale or disposal of assets	1,399	1,688
Accretion of contract rights	3,909	4,339
Provision for bad debts	5,170	4,955
Write-down of assets	—	4,289
Reserve for obsolescence	266	667
Loss on extinguishment of debt	14,615	—
Stock-based compensation	3,480	2,768
Changes in operating assets and liabilities:
Settlement receivables	81,590	18,030
Trade and other receivables	5,283	1,808
Inventory	(2,890)	1,502
Prepaid and other assets	(2,055)	2,617
Deferred income taxes	2,565	(16,784)
Settlement liabilities	(93,479)	(38,500)
Accounts payable and accrued expenses	16,530	18,044

Net cash provided by operating activities	73,994	56,412

Cash flows from investing activities
Capital expenditures	(43,696)	(46,509)
Proceeds from sale of fixed assets	2	4,608
Placement fee agreements	(3,044)	(11,187)
Changes in restricted cash and cash equivalents	(81)	54

Net cash used in investing activities	(46,819)	(53,034)

Cash flows from financing activities
Repayments of prior credit facility	(465,600)	(19,400)
Repayments of secured notes	(335,000)	—
Proceeds from current credit facility	820,000	—
Debt issuance costs and discounts	(19,663)	(480)
Proceeds from exercise of stock options	1,799	—
Purchase of treasury stock	(11)	(13)

Net cash provided by (used in) financing activities	1,525	(19,893)

Effect of exchange rates on cash	882	(411)

Cash and cash equivalents
Net increase (decrease) for the period	29,582	(16,926)
Balance, beginning of the period	119,051	102,030
Balance, end of the period	$148,633	$85,104

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS

TO NET CASH POSITION AND NET CASH AVAILABLE

(In thousands)

	At June 30,	At December 31,
	2017	2016
Cash available
Cash and cash equivalents	$148,633	$119,051
Settlement receivables	47,329	128,821
Settlement liabilities	(145,702)	(239,123)
Net cash position	50,260	8,749

Undrawn revolving credit facility	35,000	50,000

Net cash available	$85,260	$58,749

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA AND

ADJUSTED EBITDA MARGIN

(In thousands)

	Three Months Ended June 30,			Three Months Ended June 30,
	2017			2016
	Games	Payments	Total	Games	Payments	Total

Net loss			$(19,057)			$(10,796)
Income tax provision (benefit)			1,853			(7,886)
Loss on extinguishment of debt			14,615			—
Interest expense, net of interest income			23,881			24,742

Operating income (loss)	$2,722	$18,570	$21,292	$(7,210)	$13,270	$6,060

Plus: depreciation and amortization	23,937	4,898	28,835	30,254	5,816	36,070

EBITDA	$26,659	$23,468	$50,127	$23,044	$19,086	$42,130

Non-cash stock compensation expense	624	1,445	2,069	478	1,229	1,707
Accretion of contract rights	1,907	—	1,907	2,242	—	2,242
Write-down of note receivable and warrant	—	—	—	4,289	—	4,289
Loss on sale of the aircraft	—	—	—	—	878	878

Adjusted EBITDA	$29,190	$24,913	$54,103	$30,053	$21,193	$51,246

Total revenues	$55,104	$187,126	$242,230	$54,264	$159,736	$214,000

Adjusted EBITDA Margin	53%	13%	22%	55%	13%	24%

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA AND

ADJUSTED EBITDA MARGIN

(In thousands)

	Six Months Ended June 30,			Six Months Ended June 30,
	2017			2016
	Games	Payments	Total	Games	Payments	Total

Net loss			$(22,565)			$(23,948)
Income tax provision (benefit)			2,907			(15,942)
Loss on extinguishment of debt			14,615			—
Interest expense, net of interest income			48,938			49,734

Operating income (loss)	$7,513	$36,382	$43,895	$(10,455)	$20,299	$9,844

Plus: depreciation and amortization	46,826	10,164	56,990	59,435	12,153	71,588

EBITDA	$54,339	$46,546	$100,885	$48,980	$32,452	$81,432

Non-cash stock compensation expense	1,038	2,442	3,480	839	1,929	2,768
Accretion of contract rights	3,909	—	3,909	4,339	—	4,339
Separation costs for former CEO	—	—	—	—	3,274	3,274
Write-down of note receivable and warrant	—	—	—	4,289	—	4,289
Loss on sale of the aircraft	—	—	—	—	878	878

Adjusted EBITDA	$59,286	$48,988	$108,274	$58,447	$38,533	$96,980

Total revenues	$110,380	$369,387	$479,767	$102,442	$317,327	$419,769

Adjusted EBITDA Margin	54%	13%	23%	57%	12%	23%

EVERI HOLDINGS INC. AND SUBSIDIARIES

RECONCILIATION OF PROJECTED NET LOSS TO PROJECTED EBITDA

AND PROJECTED ADJUSTED EBITDA

FOR THE YEAR ENDING DECEMBER 31, 2017

(In thousands)

	2017 Adjusted EBITDA Guidance Range(1)
	Low	High

Projected net loss	$(31,000)	$(37,000)
Projected income tax provision	4,000	5,000
Projected interest expense, net of interest income	95,000	97,000
Projected loss on extinguishment of debt	14,000	15,000

Projected operating income	$82,000	$80,000

Plus: projected depreciation and amortization	113,000	117,000

Projected EBITDA	$195,000	$197,000

Projected non-cash stock compensation expense	6,000	7,000
Projected accretion of contract rights	8,000	8,000

Projected Adjusted EBITDA	$209,000	$212,000

(1)	All figures presented are projected estimates for the year ending December 31, 2017.